'

                                 March 26, 1998

[NAME]
[ADDRESS 1]
[ADDRESS 2]
[CITY], [STATE] [ZIP]
[COUNTRY]

Dear [DEAR]:

                We are pleased to inform you that the Company has selected you to participate in two special benefit programs: the first of these is designed to preserve the value of any option grants made to you under the Company's 1988 Restricted Stock Plan (the "1988 Plan"), including any options you currently hold and any options which may subsequently be granted to you under that plan. As a participant in this program, each of your outstanding options under the 1988 will vest in full on an accelerated basis should your employment terminate under certain circumstances within a specified time period following a change in control of the Company. The second benefit is to provide you with six months of severance pay in the event of your termination without cause from the Company, as further described below.

                As you know, it is the Company's policy to grant officers and key employees such as yourself options to purchase shares of the Company's common stock. Those options normally become exercisable in a series of installments over your period of service with the Company. The specific exercise/vesting schedule for each of your options is set forth in the stock option agreement for that grant.

                Under the special benefit program, should your employment terminate under certain circumstances following a change in control, each outstanding option which you hold at that time under the 1988 Plan will, to the extent that option is not otherwise fully exercisable for all the option shares, immediately vest on an accelerated basis and become exercisable for all of the option shares. You will then have a limited period in which to exercise those options for any or all of the option shares as fully-vested shares.

                The exact terms which will govern the accelerated vesting of your options are set forth below. Since these acceleration provisions will be in effect for all option grants made to you under the 1988 Plan, we ask that you retain a copy of this letter as part of your option records so


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                                                                  March 26, 1998
                                                                          Page 2

that you will remain aware of all your rights and entitlements under those options.

               The accelerated vesting provisions of the special benefit program under the 1988 Plan are as follows:

                       1. Accelerated Vesting of Option Grants and Option Shares. Should your employment with the Company terminate by reason of an Involuntary Termination, other than a Termination for Cause, within eighteen
(18) months after a Change in Control, then each outstanding option under the 1988 Plan which you hold at that time, to the extent not otherwise exercisable for all the shares subject to that option, shall immediately vest and become exercisable for all those option shares. You will then have a limited period following such termination of employment in which to exercise those options for any or all of the option shares as fully-vested shares. The exact duration of the post-employment exercise period for each of your options is set forth in the stock option agreement for that grant.

                       2. Definitions. For all purposes hereunder, the following terms shall be defined as specified below:

                       A. The term "Change in Control" shall mean:

                            (i) a merger or  consolidation  in which  securities
possessing more than 50% of the total combined voting power of the Company's outstanding voting securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction;

                            (ii) a sale, transfer or other disposition of all or
substantially all of the assets of the Company in liquidation or dissolution of the Company;

                            (iii) the  acquisition of beneficial  ownership,  by
any person or a group of related persons, of securities possessing thirty percent (30%) or more of the total combined voting power of the Company's outstanding voting securities pursuant to a third-party tender or exchange offer made to the Company's shareholders; or

                            (iv) a change in the composition of the Board over a
period of thirty-six (36) consecutive months or less such that a majority of the Board ceases, by reason of one or more contested elections for Board membership, to be


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                                                                  March 26, 1998
                                                                          Page 3

comprised of individuals who either (a) have been Board members continuously since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time such election or nomination was approved by the Board.

                       B. The term "Involuntary Termination" shall mean the termination of your employment with the Company:

                            (i) involuntarily upon your dismissal; or

                            (ii)  voluntarily  following:  (a) a change  in your
position with the Company which materially reduces your duties and responsibilities or the level of management to which you report; (b) a reduction of ten percent (10%) or more in your level of compensation (including base salary, fringe benefits and target bonus); or (c) a change in your place of employment which is more than 50 miles from your place of employment immediately prior to the Change in Control, provided and only if such change or reduction is effected without your written concurrence.

                       C. The term "Termination for Cause" shall mean an Involuntary Termination effected by reason of your having engaged in fraud, acts of dishonesty or in any other illegal or intentional misconduct adversely affecting the business reputation of the Company in a material manner.

                       3. Severance. If you are Involuntarily Terminated and such termination is not a Termination for Cause, then you shall be entitled to six (6) months of salary continuation at your then salary level, provided that you must execute a standard waiver and release form, releasing the Company and its officers, directors and agents from any and all employment or wage related claims, such waiver and release to be executed and delivered by you prior to your receipt of any severance benefits.

                       4. Miscellaneous. This Agreement shall be binding upon the Company, its successors and assigns (including, without limitation, the surviving entity or successor party resulting from the Change in Control) and shall be construed and interpreted under the laws of the State of California. This Agreement shall govern any and all option grants you hold under the Company's 1988 Restricted Stock Plan. To the extent there is any conflict between the terms and conditions of the documentation evidencing those grants and the provisions of this letter, the provisions of this letter shall be controlling.




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                                                                  March 26, 1998
                                                                          Page 4

               Please indicate your acceptance of the foregoing by signing the enclosed copy of this letter and returning it to the Company.

                                       Very truly yours,

                                       MATRIX PHARMACEUTICAL, INC.


                                       By:______________________________________

Accepted and agreed to:

___________________________

___________________________,1998
Date